SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
April 18, 2005 (April 18, 2005)

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2515 McKinney Avenue, Suite 1200
Dallas, TX	75201

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement

     On April 18, 2005, we executed a Release Agreement (the “Agreement”) with Steven Demos, former President of WhiteWave Foods Company, pursuant to which we resolved and settled all possible differences, claims and other matters pertaining to, arising from, or associated with Mr. Demos’ employment with WhiteWave Foods Company and subsequent termination of employment effective March 14, 2005.

     Pursuant to the terms of the Agreement, we agreed to pay Mr. Demos his regular salary through April 1, 2005. We also agreed to make the following payments to Mr. Demos: (a) $153,125 per month on the 15th day of each month commencing October 15, 2005 and ending March 15, 2006, (b) $10,800 on October 15, 2005, (c) $76,562.50 per month commencing April 1, 2006 and ending March 1, 2007, and (d) $10,800 on October 15, 2006. In addition, we agreed to pay Mr. Demos on or before March 1, 2006, the amount, if any, in excess of his 2005 target bonus that he would have been entitled to receive as additional bonus for 2005, if he had been continuously employed as President of WhiteWave Foods Company for all of 2005. All payments will be reduced by applicable taxes required to be withheld. We also agreed to pay Mr. Demos a lump sum amount of $1,214,000, less required withholding, within 10 days after execution of the Agreement, in lieu of allowing him to exercise his outstanding stock options and stock units. All stock options and stock units currently held by Mr. Demos, whether or not vested, will be immediately cancelled as of the time of such payment.

     In consideration of the payments we will make to Mr. Demos pursuant to the Agreement, Mr. Demos released and discharged WhiteWave Foods Company, its predecessors and affiliates, including us and our shareholders, from any and all liability arising out of or in any way related to Mr. Demos’ employment with and termination from employment with WhiteWave Foods Company. Likewise, we discharged and released Mr. Demos from any and all liability arising out of or in any way related to his employment with and termination from employment with WhiteWave Foods Company. We also agreed to indemnify Mr. Demos for any losses he may incur as a result of his employment with WhiteWave Foods Company, provided that he committed no intentional act outside the scope of his duties as an officer of WhiteWave Foods Company.

     A copy of the Agreement is attached hereto as Exhibit 10.1.

     Item 9.01.       Financial Statements and Exhibits.

     (c)          Exhibits.

10.1       Release Agreement between Steven Demos and WhiteWave Foods Company

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2005	DEAN FOODS COMPANY
	By:	/s/ Lisa N. Tyson
Lisa N. Tyson
Senior Vice President and Deputy General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Release Agreement between Steven Demos and WhiteWave Foods Company